Exhibit (h)(2)(a)

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Funds (“RIF”) and Russell Investment Management Company (“RIMCo”) dated July 1, 2005, RIF hereby advises you that it is creating five new fund to be named the Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “New Funds”). RIF desires Russell Investment Management Company to serve as Transfer Agent with respect to each of the New Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the each New Fund and the amendment of the Transfer Agency and Service Agreement executing the acceptance copy of this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President

Accepted this ____ day of _______________, 2007

RUSSELL INVESTMENT FUNDS

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer